                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Second Quarter Fiscal 2019 Results

Shelton, Conn - May 9, 2019 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its second fiscal quarter ending March 31, 2019.

Executive Summary

•
Net sales were $546.7 million in the second quarter of fiscal 2019, a decrease of 10.1% when compared to the prior year quarter. Organic net sales were down 8.9% for the quarter. (Organic basis excludes sales impact from the Jack Black acquisition and the translational impact from currency movements.)

•
GAAP Diluted Earnings Per Share ("EPS") were $0.89 for the second quarter, including an after tax $0.21 impact from Project Fuel. Adjusted EPS were $1.13 for the second quarter, compared to $1.31 in the prior year quarter.

•	The Company is maintaining its previously announced financial outlook for fiscal 2019.

•
In a separate press release issued today, the Company announced that it has entered into a definitive merger agreement to acquire Harry's, Inc. in a cash and stock transaction valued at $1.37 billion. The combination of Edgewell and Harry's brings together complementary businesses and capabilities to create a next-generation consumer products platform with an expansive runway for growth and value creation.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"As expected, we faced several timing and transitory headwinds in the fiscal second quarter that negatively impacted our top line performance. We are continuing to execute on Project Fuel and make aggressive changes across the organization to realize meaningful cost savings that will increasingly be re-invested in support of our topline growth objectives. With many of the headwinds now behind us, and as a result of the actions we are taking, we expect improved performance in the second half of our fiscal year,” said Rod Little, Edgewell’s President and Chief Executive Officer. “We are maintaining our previously announced financial outlook for fiscal 2019 and expect to deliver $115 million in Project Fuel savings for the full fiscal year.”

Accelerating Portfolio Transformation
In a separate press release issued today, Edgewell announced a definitive agreement under which Edgewell will acquire Harry's in a cash and stock transaction valued at $1.37 billion. “The combination of Edgewell and Harry's represents a pivotal step forward in our portfolio transformation,” said Mr. Little. “Combining Harry's best-in-class brand building, design and direct-to-consumer (DTC) expertise with Edgewell's best-in-class product technology in shaving, personal care and sun care, global scale and iconic consumer brands will enable our new company to win across categories and channels with greater agility and an enhanced ability to connect with the modern consumer. We are excited about the future of Edgewell with Harry's and believe this combination will create new avenues for growth and enable us to deliver superior returns for investors.”
The Company is continuing its previously announced exploration of strategic alternatives for the Feminine Care and Infant Care businesses, including the potential sale of one or both businesses. There can be no assurance that the Company's exploration of strategic options will result in any transaction or other action by the Company, or the timing thereof.  The Company does not intend to comment on or provide updates regarding these matters unless and until it determines that further disclosure is appropriate or required based on then known or material facts and circumstances.

Fiscal 2Q 2019 Operating Results (Unaudited)
Net sales were $546.7 million in the quarter, a decrease of 10.1%, as compared to the prior year period. Excluding a $5.3 million benefit from the Jack Black, L.L.C. ("Jack Black") acquisition and a $12.6 million negative impact from currency translation, organic net sales decreased 8.9%, driven by declines in Wet Shave, North America Sun and Skin Care and Feminine Care businesses, partly offset by growth in the Infant Care and International Sun and Skin Care businesses. As expected, several timing and transitory issues impacted total net sales in the second quarter, including commercial distribution changes in Japan, the impact on Sun Care of Easter shifting into the fiscal third quarter and the impact of Sun Care reformulation in North America. These contributed to nearly 600 basis points of the overall organic net sales decline in the quarter.
Gross margin decreased 360 basis points to 45.9%, as compared to the prior year period, and was largely impacted by transitory issues in the quarter. Excluding $0.4 million of costs associated with the Sun Care Reformulation, gross margin decreased 350 basis points to 46.0%. The lower margin was driven by the impact of unfavorable product volume mix (90 basis points) mostly in Asia Pacific and North America, unfavorable price mix in Wet Shave and Feminine Care (140 basis points) in North America, and unfavorable cost mix (120 basis points.)
Advertising and sales promotion expense ("A&P") was $47.9 million, or 8.8% of net sales, as compared to $75.6 million, or 12.4% of net sales in the prior year period. The decrease in A&P expense was primarily a result of fewer new product launches as compared to the prior year, fewer promotional slots this fiscal quarter, a mix shift to trade spend in certain segments, as shift in timing of spend and a continued focus on eliminating non-productive spend.
Selling, general and administrative expense ("SG&A") was $98.1 million, or 17.9% of net sales, as compared to $104.3 million, or 17.2% of net sales in the prior year period. Excluding $1.9 million of I.T. enablement charges for Project Fuel, $1.0 million in advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses, $1.5 million in costs associated with Jack Black acquisition costs and $1.9 million in favorable currency translation, SG&A decreased $8.5 million compared to the prior year. The operational improvement in SG&A was largely driven by strong cost management initiatives, driving lower compensation expense in the quarter and prior year one-time expenses such as severance and asset write-offs. These savings were offset in part by higher e-commerce expense.
The Company recorded a pre-tax restructuring expense of $15.4 million in the quarter in support of Project Fuel consisting of consulting, program management, severance, and IT enablement costs.
Other income, net was $2.7 million during the quarter compared to $2.0 million in the prior year quarter. Favorable foreign currency exchange contract gains and losses in the quarter and the revaluation of nonfunctional currency balance sheet exposures were offset by lower pension income and higher accounts receivable factoring expense.
Earnings before income taxes was $63.7 million during the quarter compared to $85.8 million in the prior year period. Adjusted operating income decreased to $94.7 million in the quarter from $108.3 million in the prior year period.
The effective tax rate for the first six months of fiscal 2019 was 33.0% as compared to 39.7% in the prior year. The effective tax rate for the first six months of fiscal 2019 includes a net adjustment of $4.7 million related to the fiscal 2018 one-time transition tax on foreign earnings from the U.S. Tax Cuts and Jobs Act (the “Tax Act”), recorded in the first quarter of fiscal 2019.  The effective tax rate for the prior period includes a $17.4 million increase in tax expense related to net charges from the Tax Act. The adjusted effective tax rate for the first six months of fiscal 2019 and 2018 excludes the one-time impact of the Tax Act, restructuring charges, advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves business.  The adjusted effective tax rate for the first six months of fiscal 2019 was 24.9%, compared to the prior year period adjusted rate of 24.8%.
GAAP net earnings for the quarter were $48.2 million or $0.89 per share compared to $65.1 million or $1.20 per share in the second quarter of fiscal 2018. Adjusted net earnings in the quarter were $61.5 million or $1.13 per share, as compared to $70.9 million or $1.31 per share in the prior year period.
Net cash used by operating activities was $31.9 million for the first six months of fiscal 2019 compared to cash from operating activities of $61.6 million in the prior year period. The decline in operating cash flow in the first six months of fiscal 2019 was primarily driven by working capital changes largely as a result of higher inventory levels in our Sun Care business as a result of the shift in Easter into the third quarter. Additionally, accounts payable were higher at the end of fiscal 2018 as compared to March 31, 2019, resulting from the timing of payments and reduction in spending.

Project Fuel

Project Fuel is an enterprise-wide transformational initiative, launched in the second fiscal quarter of 2018, designed to address all aspects of the Company's business and cost structure, simplifying and transforming the Company's organization, structure and key processes that will provide the necessary catalyst for further re-investment in the Company’s growth objectives while enabling the Company to achieve its desired future state operations.
The Company expects Project Fuel will generate $225 to $240 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company estimates one-time pre-tax charges to be approximately $130 to $140 million, with an additional capital investment of $60 to $70 million through the end of the 2021 fiscal year.
Fiscal second quarter 2019 Project Fuel related restructuring charges and capital expenditures were $15.4 million and $7.6 million, respectively. Fiscal second quarter 2019 Project Fuel related gross savings were approximately $29 million, bringing cumulative gross savings to approximately $70 million for the project.

Fiscal 2Q 2019 Operating Segment Results (Unaudited)
The following is a summary of second quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales decreased $50.8 million, or 14.7%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $41.0 million or 11.9%, as compared to the prior year, driven by declines in both North America and International. The North America organic net sales decline reflects on-going competitive intensity, particularly in mass retail, cycling of the prior year period's launch of Intuition f.a.b. and Hydro Sense, and the impact of lower pricing on our Men's and Women's Systems products. The decline in International markets was largely driven by an expected quarterly phasing shift in Wet Shave sales in Japan that resulted in a significant decline in the second quarter. Wet Shave segment profit decreased $13.2 million, or 19.2%. Excluding the impact of currency movements, organic segment profit decreased $11.0 million, or 16.0%, as gross margins decreased from lower sales volumes in North America and Japan, unfavorable price mix from a price decrease in North America and increased promotional expenses, and unfavorable cost mix. The decline in gross margins were offset by lower A&P and lower SG&A during the quarter.
Sun and Skin Care (Sun Care, Wipes, Bulldog, and Jack Black)
Sun and Skin Care net sales decreased $7.1 million, or 4.7%, as compared to the prior year period. Excluding the Jack Black acquisition and the impact of currency movements, organic net sales decreased $10.1 million, or 6.6%, driven by a 10% organic decline in North America related to the Sun Care reformulation project and a shift in phasing to the fiscal third quarter, largely reflective of the shift in the Easter holiday this year. Organic net sales in International increased 7%, led by strong performance in Asia Pacific with the launch of Hawaiian Tropic in Australia. Sun and Skin Care segment profit decreased $8.1 million, or 16.7%. Excluding the impact of the Jack Black acquisition and currency movements, organic segment profit decreased $9.1 million, or 18.7%, driven by decreased volumes and unfavorable price mix, and increased A&P and overheads expense related to the expansion of Bulldog.

Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales decreased $5.7 million, or 7.1%, as compared to the prior year period, driven by volume declines across all lines, except for o.b. tampons behind the launch of organic o.b. products and Sport Tampons. Unfavorable price mix was the result of increased trade spend investment. Feminine Care segment profit increased $3.8 million, or 38.5% as compared to the prior year period, driven by lower A&P and overhead spending and favorable cost mix, partially offset by lower volumes and unfavorable price mix.

All Other (Infant Care, and all other brands)
All Other net sales increased $2.2 million, or 7.3%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales increased $2.5 million, or 8.3%, as compared to the prior year period. The increase in net sales was largely driven by increased Diaper Genie sales, particularly in eCommerce and volume growth in cups and mealtime related to the Paw Patrol launch. All Other segment profit increased $1.7 million, as compared to the prior year period, or 39.5%, driven by higher volumes and favorable price mix.

Full Fiscal Year 2019 Financial Outlook
For fiscal 2019, reported net sales are expected to be down in the low single digits compared with the prior year, inclusive of an approximate 150 basis-point unfavorable impact from currency translation and an 80 basis-point combined benefit from the Jack Black acquisition and Playtex gloves divestiture.
The Company's outlook for GAAP EPS for fiscal 2019 is in the range of $2.16 to $2.46 (previously $2.09 to $2.39), and includes Project Fuel restructuring charges, Sun Care reformulation costs, Jack Black integration costs, expenses associated with an investor settlement, and advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses. The outlook for Adjusted EPS remains in the range of $3.30 to $3.60. Adjusted operating income margin as a percent of net sales is anticipated to be consistent with the prior year, adjusted for the adoption of ASU 2017-17, as more fully described below.
For fiscal 2019, Project Fuel is expected to generate approximately $115 million in incremental gross savings. Project Fuel related restructuring charges and capital expenditures are expected to be approximately $65 to $70 million and $40 to $50 million, respectively. Total Company capital expenditures, including Project Fuel are expected to be approximately 4% of net sales.
The effective tax rate for the fiscal year is estimated to be in the range of 23.5% to 25.5%.
The Company anticipates that fiscal 2019 free cash flow will be above 100% of GAAP net earnings.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. The call will focus on fiscal 2019 second quarter earnings and the outlook for fiscal 2019. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; Playtex® infant feeding and Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

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Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on Form 10-K on November 19, 2018.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring charges, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2019 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions, and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the quarter and six months ended March 31, 2019, the impact of acquisitions includes net sales and segment profit activity for Jack Black through February 2019. Jack Black was acquired in March 2018. For the six months ended March 31, 2019, the impact of disposition includes October 2017 net sales and segment profit for the Playtex gloves business.

•
Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as restructuring charges, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves business.

•
Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as restructuring charges, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves business.

•
Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as restructuring charges, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

•
Adjusted effective tax rate is defined as the effective tax rate excluding items such as restructuring charges, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act from the income tax provision and earnings before income taxes.

•
Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

•
Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018

Net sales	$546.7	$608.1	$1,003.8	$1,076.4
Cost of products sold	295.8	307.0	559.4	576.0
Gross profit	250.9	301.1	444.4	500.4

Selling, general and administrative expense	98.1	104.3	185.4	202.2
Advertising and sales promotion expense	47.9	75.6	99.5	124.6
Research and development expense	14.0	15.5	26.6	31.6
Restructuring charges	13.5	3.7	30.6	3.7
Gain on sale of Playtex gloves	—	—	—	(15.9)
Interest expense associated with debt	16.4	18.2	32.4	36.0
Other income, net	(2.7)	(2.0)	(1.4)	(0.7)
Earnings before income taxes	63.7	85.8	71.3	118.9
Income tax provision	15.5	20.7	23.5	47.1
Net earnings	$48.2	$65.1	$47.8	$71.8

Earnings per share:
Basic net earnings per share	0.89	1.21	0.88	1.31
Diluted net earnings per diluted share	0.89	1.20	0.88	1.31

Weighted-average shares outstanding:
Basic	54.1	54.0	54.1	54.7
Diluted	54.3	54.1	54.3	54.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	March 31, 2019	September 30, 2018
Assets
Current assets
Cash and cash equivalents	$244.6	$266.4
Trade receivables, less allowance for doubtful accounts	250.8	226.5
Inventories	388.6	329.5
Other current assets	137.8	128.8
Total current assets	1,021.8	951.2
Property, plant and equipment, net	402.6	424.1
Goodwill	1,444.7	1,450.8
Other intangible assets, net	1,087.3	1,099.0
Other assets	32.1	28.2
Total assets	$3,988.5	$3,953.3

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$184.9
Notes payable	13.9	8.2
Accounts payable	223.2	238.4
Other current liabilities	271.5	285.5
Total current liabilities	508.6	717.0
Long-term debt	1,312.3	1,103.8
Deferred income tax liabilities	175.5	176.1
Other liabilities	210.0	211.8
Total liabilities	$2,206.4	$2,208.7
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,630.0	1,628.3
Retained earnings	1,134.8	1,083.1
Common shares in treasury at cost	(812.4)	(819.2)
Accumulated other comprehensive loss	(171.0)	(148.3)
Total shareholders' equity	1,782.1	1,744.6
Total liabilities and shareholders' equity	$3,988.5	$3,953.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended March 31,
	2019	2018
Cash Flow from Operating Activities
Net earnings	$47.8	$71.8
Depreciation and amortization	46.4	49.2
Deferred compensation payments	(5.2)	(9.1)
Share-based compensation expense	10.0	9.3
Loss (gain) on sale of assets	0.9	(13.6)
Deferred income taxes	(0.3)	(22.5)
Other, net	4.5	31.6
Changes in current assets and liabilities used in operations	(136.0)	(55.1)
Net cash (used by) from operating activities	(31.9)	61.6

Cash Flow from Investing Activities
Capital expenditures	(22.9)	(27.6)
Acquisitions, net of cash acquired	—	(90.3)
Playtex glove sale	—	19.0
Proceeds from sale of assets	4.0	4.7
Collection of deferred purchase price from accounts receivable sold	5.0	5.3
Net cash used by investing activities	(13.9)	(88.9)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	253.0	305.0
Cash payments on debt with original maturities greater than 90 days	(45.0)	(427.0)
Term Loan repayment	(185.0)	—
Net increase (decrease) in debt with original maturities of 90 days or less	3.5	(1.2)
Common shares purchased	—	(124.4)
Net financing inflow from the Accounts Receivable Facility	2.3	6.5
Employee shares withheld for taxes	(1.5)	(2.1)
Net cash from (used by) financing activities	27.3	(243.2)

Effect of exchange rate changes on cash	(3.3)	11.2

Net decrease in cash and cash equivalents	(21.8)	(259.3)
Cash and cash equivalents, beginning of period	266.4	502.9
Cash and cash equivalents, end of period	$244.6	$243.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(unaudited, in millions)

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at December 31, 2018	65.2	$0.7	(11.1)	$(812.6)	$1,625.0	$1,086.6	$(160.4)	$1,739.3
Net earnings	—	—	—	—	—	48.2	—	48.2
Foreign currency translation adjustments	—	—	—	—	—	—	(11.2)	(11.2)
Pension and postretirement activity	—	—	—	—	—	—	0.3	0.3
Impact of ASU 2016-16	—	—	—	—	—	—	—	—
Deferred gain on hedging activity	—	—	—	—	—	—	0.3	0.3
Activity under share plans	—	—	—	0.2	5.0	—	—	5.2
Balance at March 31, 2019	65.2	$0.7	(11.1)	$(812.4)	$1,630.0	$1,134.8	$(171.0)	$1,782.1

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at September 30, 2018	65.2	$0.7	(11.2)	$(819.2)	$1,628.3	$1,083.1	$(148.3)	$1,744.6
Net earnings	—	—	—	—	—	47.8	—	47.8
Foreign currency translation adjustments	—	—	—	—	—	—	(22.0)	(22.0)
Pension and postretirement activity	—	—	—	—	—	—	0.3	0.3
Impact of ASU 2016-16	—	—	—	—	—	3.9	—	3.9
Deferred gain on hedging activity	—	—	—	—	—	—	(1.0)	(1.0)
Activity under share plans	—	—	0.1	6.8	1.7	—	—	8.5
Balance at March 31, 2019	65.2	$0.7	(11.1)	$(812.4)	$1,630.0	$1,134.8	$(171.0)	$1,782.1

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at December 31, 2017	65.2	$0.7	(11.1)	$(813.5)	$1,620.7	$969.2	$(121.3)	$1,655.8
Net earnings	—	—	—	—	—	65.1	—	65.1
Foreign currency translation adjustments	—	—	—	—	—	—	16.4	16.4
Pension and postretirement activity	—	—	—	—	—	—	0.3	0.3
Deferred gain on hedging activity	—	—	—	—	—	—	(1.7)	(1.7)
Repurchase of shares	—	—	(0.1)	(9.2)	—	—	—	(9.2)
Activity under share plans	—	—	—	—	4.5	—	—	4.5
Balance at March 31, 2018	65.2	$0.7	(11.2)	$(822.7)	$1,625.2	$1,034.3	$(106.3)	$1,731.2

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at September 30, 2017	65.2	$0.7	(9.2)	$(703.9)	$1,623.4	$952.9	$(131.4)	$1,741.7
Net earnings	—	—	—	—	—	71.8	—	71.8
Foreign currency translation adjustments	—	—	—	—	—	—	25.9	25.9
Pension and postretirement activity	—	—	—	—	—	—	0.7	0.7
Deferred gain on hedging activity	—	—	—	—	—	—	(1.5)	(1.5)
Repurchase of shares	—	—	(2.1)	(124.4)	—	—	—	(124.4)
Activity under share plans	—	—	0.1	5.6	1.8	9.6	—	17.0
Balance at March 31, 2018	65.2	$0.7	(11.2)	$(822.7)	$1,625.2	$1,034.3	$(106.3)	$1,731.2

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other (collectively, the "Segments" and, each individually, a "Segment"). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses, Sun Care reformulation costs, Jack Black, L.L.C. integration costs, investor settlement expenses, the sale of the Playtex gloves business, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On March 1, 2018, the Company completed the acquisition of Jack Black, a leading U.S. based luxury men's skincare products company based in the United States, for approximately $90.2, net of cash acquired. The acquisition creates opportunities to expand Edgewell's personal care portfolio in growing categories in the U.S. and globally, while nurturing the brand equity of Jack Black.
Segment net sales and profitability are presented below:

	Quarter Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net Sales
Wet Shave	$294.4	$345.2	$582.1	$639.3
Sun and Skin Care	145.2	152.3	211.9	211.4
Feminine Care	74.6	80.3	149.3	162.9
All Other	32.5	30.3	60.5	62.8
Total net sales	$546.7	$608.1	$1,003.8	$1,076.4

Segment Profit
Wet Shave	$55.7	$68.9	$110.7	$122.6
Sun and Skin Care	40.5	48.6	39.9	42.4
Feminine Care	13.7	9.9	21.2	14.7
All Other	6.0	4.3	7.2	11.4
Total segment profit	115.9	131.7	179.0	191.1
General corporate and other expenses	(16.7)	(19.2)	(30.4)	(37.9)
Restructuring and related costs (1)	(15.4)	(3.7)	(33.9)	(3.7)
Feminine and Infant Care evaluation costs (2)	(1.0)	—	(1.0)	—
Jack Black acquisition and integration costs (3)	(0.5)	(2.6)	(1.0)	(2.6)
Investor settlement expense (4)	—	—	(0.9)	—
Sun Care reformulation costs (5)	(0.4)	—	(0.5)	—
Gain on sale of Playtex gloves	—	—	—	15.9
Amortization of intangibles	(4.5)	(4.2)	(9.0)	(8.6)
Interest and other income, net	(13.7)	(16.2)	(31.0)	(35.3)
Total earnings before income taxes	$63.7	$85.8	$71.3	$118.9

(1)
Restructuring costs associated with Project Fuel, an enterprise-wide transformational initiative that is designed to address all aspects of our business and cost structure, simplifying and transforming the organization, structure and key processes that will enable us to achieve our desired future state operations. Includes pre-tax SG&A of $1.9 and $3.3 for the three and six months ended March 31, 2019, associated with certain information technology enablement expenses for Project Fuel.

(2)	Includes pre-tax SG&A of $1.0 for the three and six months ended March 31, 2019, associated with consulting costs for the Company to evaluate segments.

(3)
Includes pre-tax SG&A of $0.5 and $1.0 for the three and six months ended March 31, 2019, and $2.6 for the three and six months ended March 31, 2018, for costs associated with the integration of the Jack Black acquisition.

(4)	Includes pre-tax SG&A of $0.9 for the six months ended March 31, 2019, associated with a settlement with an investor.

(5)	Includes pre-tax Cost of products sold of $0.4 and $0.5 for the three and six months ended March 31, 2019, associated with supply chain changes on select Sun Care products.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following tables provide a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended March 31,
	Net Earnings		Diluted EPS
	2019	2018	2019	2018
Net Earnings and Diluted EPS - GAAP (Unaudited)	$48.2	$65.1	$0.89	$1.20
Restructuring and related costs (1)	15.4	3.7	0.28	0.07
Feminine and Infant Care evaluation costs (2)	1.0	—	0.02	—
Jack Black acquisition and integration (3)	0.5	2.6	0.01	0.05
Sun Care reformulation costs (4)	0.4	—	0.01	—
Income taxes (5)	(4.0)	(0.5)	(0.08)	(0.01)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$61.5	$70.9	$1.13	$1.31

Weighted-average shares - Diluted			54.3	54.1

(1)
Restructuring costs associated with Project Fuel, an enterprise-wide transformational initiative that is designed to address all aspects of our business and cost structure, simplifying and transforming the organization, structure and key processes that will enable us to achieve our desired future state operations. Includes pre-tax SG&A of $1.9 for the three months ended March 31, 2019, associated with certain information technology enablement expenses for Project Fuel.

(2)	Includes pre-tax SG&A of $1.0 for the three months ended March 31, 2019, associated with consulting costs for the Company to evaluate segments.

(3)	Includes pre-tax SG&A of $0.5 and $2.6 for the three months ended March 31, 2019 and 2018, respectively, for costs associated with the integration of the Jack Black acquisition.

(4)	Includes pre-tax Cost of products sold of $0.4 for the three months ended March 31, 2019, associated with supply chain changes on select Sun Care products.

(5)
Includes the impact of the Tax Act totaling $1.2 in Income tax expense for the second quarter of fiscal 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP.

	Six Months Ended March 31,
	Net Earnings		Diluted EPS
	2019	2018	2019	2018
Net Earnings and Diluted EPS - GAAP (Unaudited)	$47.8	$71.8	$0.88	$1.31
Restructuring and related costs (1)	33.9	3.7	0.62	0.07
Feminine and Infant Care evaluation costs (2)	1.0	—	0.02	—
Jack Black acquisition and integration (3)	1.0	2.6	0.02	0.05
Investor settlement expense (4)	0.9	—	0.02	—
Sun Care reformulation costs (5)	0.5	—	0.01	—
Gain on sale of Playtex gloves	—	(15.9)	—	(0.29)
Income taxes (6)	(3.4)	20.0	(0.07)	0.36
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$81.7	$82.2	$1.50	$1.50

Weighted-average shares - Diluted			54.3	54.9

(1)
Restructuring costs associated with Project Fuel, an enterprise-wide transformational initiative that is designed to address all aspects of our business and cost structure, simplifying and transforming the organization, structure and key processes that will enable us to achieve our desired future state operations. Includes pre-tax SG&A of $3.3 for the six months ended March 31, 2019, associated with certain information technology enablement expenses for Project Fuel.

(2)	Includes pre-tax SG&A of $1.0 for the six months ended March 31, 2019, associated with consulting costs for the Company to evaluate segments.

(3)	Includes pre-tax SG&A of $1.0 and $2.6 for the six months ended March 31, 2019 and 2018, respectively, for costs associated with the integration of the Jack Black acquisition.

(4)	Includes pre-tax SG&A of $0.9 for the six months ended March 31, 2019, associated with a settlement with an investor.

(5)	Includes pre-tax Cost of products sold of $0.5 for the six months ended March 31, 2019, associated with supply chain changes on select Sun Care products.

(6)
Includes Income tax expense of $4.7 for the six months ended March 31, 2019 related to the fiscal 2018 one-time transition tax from the U.S. Tax Act, recorded in the first quarter of fiscal 2019. Includes the impact of the Tax Act totaling $17.4 in Income tax expense for the six months ended March 31, 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended March 31, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$250.9	$98.1	$63.7	$48.2	$0.89
% of net sales	45.9%	17.9%
Restructuring and related costs (2)	—	1.9	15.4	11.7	0.21
Feminine and Infant Care evaluation costs	—	1.0	1.0	0.8	0.01
Jack Black acquisition and integration costs	—	0.5	0.5	0.4	0.01
Sun Care reformulation costs	0.4	—	0.4	0.4	0.01
Total Adjusted Non-GAAP	$251.3	$94.7	$81.0	$61.5	$1.13
% of net sales	46.0%	17.3%

Six Months Ended March 31, 2019
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$444.4	$185.4	$71.3	$47.8	$0.88
% of net sales	44.3%	18.5%
Restructuring and related costs (2)	—	3.3	33.9	26.5	0.49
Feminine and Infant Care evaluation costs	—	1.0	1.0	0.8	0.01
Jack Black acquisition and integration costs	—	1.0	1.0	0.8	0.01
Investor settlement expense	—	0.9	0.9	0.7	0.01
Sun Care reformulation costs	0.5	—	0.5	0.4	0.01
Income tax reform	—	—	—	4.7	0.09
Total Adjusted Non-GAAP	$444.9	$179.2	$108.6	$81.7	$1.50
% of net sales	44.3%	17.9%

Quarter Ended March 31, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$301.1	$104.3	$85.8	$65.1	$1.20
% of net sales	49.5%	17.2%
Restructuring and related costs	—	—	3.7	2.7	0.05
Jack Black acquisition and integration costs	—	2.6	2.6	1.9	0.04
Income tax reform	—	—	—	1.2	0.02
Total Adjusted Non-GAAP	$301.1	$101.7	$92.1	$70.9	$1.31
% of net sales	49.5%	16.7%

Six Months Ended March 31, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$500.4	$202.2	$118.9	$71.8	$1.31
% of net sales	46.5%	18.8%
Restructuring and related costs	—	—	3.7	2.7	0.05
Jack Black acquisition and integration costs	—	2.6	2.6	1.9	0.03
Gain on sale of Playtex gloves	—	—	(15.9)	(11.6)	(0.21)
Income tax reform	—	—	—	17.4	0.32
Total Adjusted Non-GAAP	$500.4	$199.6	$109.3	$82.2	$1.50
% of net sales	46.5%	18.5%

(1)	EBIT is defined as Earnings before income taxes.

(2)
Restructuring costs associated with Project Fuel, an enterprise-wide transformational initiative that is designed to address all aspects of our business and cost structure, simplifying and transforming the organization, structure and key processes that will enable us to achieve our desired future state operations. Includes pre-tax SG&A of $1.9 and $3.3 for the three and six months ended March 31, 2019, associated with certain information technology enablement expenses for Project Fuel.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the second quarter and first six months of fiscal 2019 and 2018:

	Quarter Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Earnings before income taxes	$63.7	$85.8	$71.3	$118.9
Restructuring and related costs (1)	15.4	3.7	33.9	3.7
Feminine and Infant Care evaluation costs (2)	1.0	—	1.0	—
Jack Black acquisition and integration costs (3)	0.5	2.6	1.0	2.6
Investor settlement expense (4)	—	—	0.9	—
Sun Care reformulation costs (5)	0.4	—	0.5	—
Gain on sale of Playtex gloves	—	—	—	(15.9)
Interest expense associated with debt	16.4	18.2	32.4	36.0
Other income, net	(2.7)	(2.0)	(1.4)	(0.7)
Adjusted operating income	$94.7	$108.3	$139.6	$144.6
% of net sales	17.3%	17.8%	13.9%	13.4%

(1)
Restructuring costs associated with Project Fuel, an enterprise-wide transformational initiative that is designed to address all aspects of our business and cost structure, simplifying and transforming the organization, structure and key processes that will enable us to achieve our desired future state operations. Includes pre-tax SG&A of $1.9 and $3.3 for the three and six months ended March 31, 2019, associated with certain information technology enablement expenses for Project Fuel.

(2)	Includes pre-tax SG&A of $1.0 for the three and six months ended March 31, 2019, associated with consulting costs for the Company to evaluate segments.

(3)
Includes pre-tax SG&A of $0.5 and $1.0 for the three and six months ended March 31, 2019, and $2.6 for the three and six months ended March 31, 2018, for costs associated with the integration of the Jack Black acquisition.

(4)	Includes pre-tax SG&A of $0.9 for the six months ended March 31, 2019, associated with a settlement with an investor.

(5)	Includes pre-tax Cost of products sold of $0.4 and $0.5 for the three and six months ended March 31, 2019, associated with supply chain changes on select Sun Care products.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Six Months Ended March 31, 2019			Six Months Ended March 31, 2018
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	71.3	$37.3	$108.6	118.9	$(9.6)	$109.3
Income tax provision	23.5	3.4	26.9	47.1	(20.0)	27.1
Net earnings	$47.8	$33.9	$81.7	$71.8	$10.4	$82.2

Effective tax rate	33.0%			39.7%
Adjusted effective tax rate			24.9%			24.8%

(1)
Includes adjustments for restructuring charges, Feminine and Infant Care evaluation costs, Jack Black acquisition and integration costs, investor settlement expense, Sun Care reformulation costs, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via the four Segments. The following tables present changes in net sales and segment profit for the second quarter and first six months of fiscal 2019, as compared to the corresponding period in fiscal 2018, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended March 31, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q2 '18	$345.2		$152.3		$80.3		$30.3		$608.1
Organic	(41.0)	(11.9)%	(10.1)	(6.6)%	(5.5)	(6.8)%	2.5	8.3%	(54.1)	(8.9)%
Impact of disposition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of acquisition	—	—%	5.3	3.5%	—	—%	—	—%	5.3	0.9%
Impact of currency	(9.8)	(2.8)%	(2.3)	(1.6)%	(0.2)	(0.3)%	(0.3)	(1.0)%	(12.6)	(2.1)%
Net Sales - Q2 '19	$294.4	(14.7)%	$145.2	(4.7)%	$74.6	(7.1)%	$32.5	7.3%	$546.7	(10.1)%

Net Sales (In millions - Unaudited)
Six Months Ended March 31, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q2 '18	$639.3		$211.4		$162.9		$62.8		$1,076.4
Organic	(42.9)	(6.7)%	(12.4)	(5.9)%	(13.2)	(8.1)%	(1.8)	(2.9)%	(70.3)	(6.5)%
Impact of disposition	—	—%	(1.0)	(0.5)%	—	—%	—	—%	(1.0)	(0.1)%
Impact of acquisition	—	—%	17.1	8.1%	—	—%	—	—%	17.1	1.6%
Impact of currency	(14.3)	(2.2)%	(3.2)	(1.5)%	(0.4)	(0.2)%	(0.5)	(0.8)%	(18.4)	(1.7)%
Net Sales - Q2 '19	$582.1	(8.9)%	$211.9	0.2%	$149.3	(8.3)%	$60.5	(3.7)%	$1,003.8	(6.7)%

Segment Profit (In millions - Unaudited)
Quarter Ended March 31, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q2 '18	$68.9		$48.6		$9.9		$4.3		$131.7
Organic	(11.0)	(16.0)%	(9.1)	(18.7)%	4.0	40.4%	2.0	46.5%	(14.1)	(10.7)%
Impact of disposition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of acquisition	—	—%	1.4	2.9%	—	—%	—	—%	1.4	1.1%
Impact of currency	(2.2)	(3.2)%	(0.4)	(0.9)%	(0.2)	(1.9)%	(0.3)	(7.0)%	(3.1)	(2.4)%
Segment Profit - Q2 '19	$55.7	(19.2)%	$40.5	(16.7)%	$13.7	38.5%	$6.0	39.5%	$115.9	(12.0)%

Segment Profit (In millions - Unaudited)
Six Months Ended March 31, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q2 '18	$122.6		$42.4		$14.7		$11.4		$191.1
Organic	(8.5)	(6.9)%	(7.3)	(17.2)%	6.8	46.3%	(3.9)	(34.2)%	(12.9)	(6.8)%
Impact of disposition	—	—%	(0.3)	(0.7)%	—	—%	—	—%	(0.3)	(0.1)%
Impact of acquisition	—	—%	5.3	12.5%	—	—%	—	—%	5.3	2.8%
Impact of currency	(3.4)	(2.8)%	(0.2)	(0.5)%	(0.3)	(2.1)%	(0.3)	(2.6)%	(4.2)	(2.2)%
Segment Profit - Q2 '19	$110.7	(9.7)%	$39.9	(5.9)%	$21.2	44.2%	$7.2	(36.8)%	$179.0	(6.3)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net earnings	$48.2	$65.1	$47.8	$71.8
Income tax provision	15.5	20.7	23.5	47.1
Interest expense, net	16.3	18.4	32.3	36.1
Depreciation and amortization	24.3	24.4	46.4	49.2
EBITDA	$104.3	$128.6	$150.0	$204.2

Restructuring and related costs(1)	$14.9	$3.7	$33.4	$3.7
Feminine and Infant Care evaluation costs	1.0	—	1.0	—
Jack Black acquisition and integration costs	0.5	2.6	1.0	2.6
Investor settlement expense	—	—	0.9	—
Sun Care Reformulation	0.4	—	0.5	—
Gain on sale of Playtex gloves	—	—	—	(15.9)
Adjusted EBITDA	$121.1	$134.9	$186.8	$194.6

(1)	Excludes $0.5 of accelerated depreciation for the quarter and six months ended March 31, 2019, which are included within Depreciation and amortization.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, a Non-GAAP measure, included within the Company's outlook for projected fiscal 2019 results:

Adjusted EPS Outlook
Fiscal 2019 GAAP EPS		$2.16 - $2.46

Restructuring and related costs	approx.	$1.22
Sun Care reformulation costs	approx.	$0.09
Jack Black acquisition and integration costs	approx.	$0.03
Feminine and Infant Care evaluation costs	approx.	$0.02
Investor settlement expense	approx.	$0.02
Impact of tax reform	approx.	$0.09
Income taxes(1)	approx.	$(0.33)

Fiscal 2019 Adjusted EPS Outlook (Non-GAAP)		$3.30 - $3.60

(1)	Income tax effect of the adjustments to Fiscal 2019 GAAP EPS noted above.

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the first and second quarters of fiscal 2019 and the fourth quarter of fiscal 2018 are presented below.

	Q2 2019	Days (1)	Q1 2019	Days (1)	Q4 2018	Days (1)
Receivables, as reported	$216.6		$218.5		$223.4
Less: Trade allowance in accrued liabilities (2)	(25.1)		(26.1)		(25.8)
Receivables, adjusted	191.5	32	192.4	32	197.6	32

Inventories, as reported	356.7	110	352.0	107	347.4	106

Accounts payable, as reported	225.7	70	231.8	71	229.6	70

Average adjusted working capital (3)	$322.5		$312.6		$315.4
% of net sales (4)	14.9%		14.1%		14.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of March 31, 2019, December 31, 2018 and September 30, 2018, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Adoption of ASU 2017-17 - Presentation of Pension and Post Retirement Benefit Costs
The Company adopted ASU 2017-07 in the first quarter of fiscal 2019. Upon adoption, the Company retrospectively reclassified certain pension expenses and benefits from Cost of products sold and Selling, general and administrative expense to Other income, net. The adoption of ASU 2017-07 had no impact on earnings before income taxes. The following shows the adjustments to Earnings before income taxes and Adjusted operating income for the new accounting standard for the six months ended March 31, 2018:

	Six months ended March 31, 2018	Adjustments for adoption of ASU 2017-07	Adjusted six months ended March 31, 2018

Cost of products sold	$574.0	$2.0	$576.0
Gross profit	502.4	(2.0)	500.4

Selling, general and administrative expenses	200.7	1.5	202.2
Other income, net	2.8	(3.5)	(0.7)
Earnings before income taxes	118.9	—	118.9

Adjusted operating income	$148.1	$(3.5)	$144.6